UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 23, 2013

Pacific Biosciences of California, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34899	16-1590339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1380 Willow Road

Menlo Park, California 94025

(Address of principal executive offices, including zip code)

(650) 521-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On April 23, 2013, Pacific Biosciences of California, Inc. (the “Company”) released its financial results for the quarter ended March 31, 2013. The Company’s unaudited Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations and Comprehensive Loss and Condensed Consolidated Statements of Cash Flows are included as Exhibits 99.1, 99.2 and 99.3 hereto, respectively, and are incorporated herein by reference.

Revenue for the quarter ended March 31, 2013 totaled $5.6 million compared to $10.0 million for the quarter ended March 31, 2012.

As of March 31, 2013, the Company’s backlog was comprised of six instruments. The Company generally expects to convert backlog to revenue within two quarters. Instrument orders booked increased to four in the first quarter of 2013 from two in the first quarter of 2012.

Gross profit for the quarter ended March 31, 2013 totaled $0.9 million, resulting in a gross margin of 17%, compared to a $0.2 million gross loss for the quarter ended March 31, 2012 and a negative gross margin of 2%. Cost of revenue for the first quarter of 2012 included $0.7 million of expense associated with the Company’s C2 product release, including the write-off of certain inventory and field upgrade costs.

Operating expenses totaled $21.5 million for the quarter ended March 31, 2013 compared to $27.4 million for the quarter ended March 31, 2012. The decrease in operating expenses of approximately $5.9 million was primarily attributed to a $4.5 million decrease in legal and other professional and consulting expenses primarily related to litigation, including settlement charges of $1.8 million relating to the resolution of two intellectual property matters during the first quarter of 2012. Additionally, marketing and travel related costs decreased by approximately $1.0 million due partly to lower expenses incurred for trade show and conference expenses, and a $0.3 million benefit to operating expenses was recognized in the first quarter of 2013 as a result of a state and local tax refund.

Cash and investments increased by approximately $11.7 million from $100.6 million as of December 31, 2012 to $112.3 million as of March 31, 2013. Significant financing activities during the first quarter of 2013 included approximately $19.8 million of net proceeds received through a debt financing facility entered into with entities affiliated with Deerfield Management Company, L.P. on February 5, 2013 and approximately $8.7 million in net proceeds received through the sale of common stock under the Company’s current “at-the-market” offering program. Refer to Exhibit 99.3 for additional information relating to the Company’s cash flows.

This current report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements regarding earnings forecasts, future revenue, future revenue implied by existing backlog, gross margins, operating expenses and cash usage. These statements involve significant risks and uncertainties, including those discussed in the Company’s most recently filed annual report on Form 10-K, and in other reports filed by the Company with the Securities and Exchange Commission. Because these statements reflect current expectations concerning future events, actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of many factors. The Company is providing this information as of April 23, 2013. The Company undertakes no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

The information set forth in this Item 2.02, as well as Exhibit 99.1, 99.2 and 99.3 referenced therein, shall be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, and shall be incorporated by reference into the Company’s filings under the Securities Act of 1933, as amended.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

99.1	Condensed Consolidated Balance Sheets (unaudited)

99.2	Condensed Consolidated Statements of Operations and Comprehensive Loss (unaudited)

99.3	Condensed Consolidated Statements of Cash Flows (unaudited)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Biosciences of California, Inc.

By:	/s/ Brian B. Dow
Brian B. Dow
Vice President and Principal Accounting Officer

Date: April 23, 2013

EXHIBIT INDEX

Exhibit No.	Description

99.1	Condensed Consolidated Balance Sheets (unaudited)

99.2	Condensed Consolidated Statements of Operations and Comprehensive Loss (unaudited)

99.3	Condensed Consolidated Statements of Cash Flows (unaudited)